Exhibit 99.1

NEWS RELEASE
Contact:	Investor Relations 708.483.1331 Media Relations 805.698.5060

TreeHouse Foods to Acquire ConAgra’s Private Brands Business for $2.7 Billion

•	Combination creates the nation’s largest private label food and beverage manufacturer, with annual revenue of nearly $7 billion

•	Transaction strengthens TreeHouse’s ability to support retail customer efforts to build corporate brands and offer consumers the best combination of choice and value

•	Expands TreeHouse’s product portfolio by 10 complementary grocery categories

•	Expected dilution of $0.20-$0.35 in adjusted earnings per share in year one; accretion of $0.55-$0.70 in year two; and $1.50-$1.65 contribution in year three

•	TreeHouse preannounces third quarter sales of $799 million and expects adjusted earnings of $0.85-$0.86 per share; reaffirms 2015 full year guidance of $3.00-$3.15 in adjusted earnings per share

OAK BROOK, Ill., (November 2, 2015) — TreeHouse Foods (NYSE: THS) announced today that it has signed a definitive agreement to acquire ConAgra Foods’ private brands operations. Annual sales of the combined entity will be nearly $7 billion. The transaction is valued at $2.7 billion, and closing is anticipated in the first quarter of 2016.

The acquisition of ConAgra’s private brands operations will meaningfully expand TreeHouse’s presence in private label dry and refrigerated grocery. The private brands operations had sales of approximately $3.6 billion for the twelve months ended May 31, 2015. Following the acquisition, TreeHouse will have pro forma sales of nearly $7 billion and adjusted EBITDA of approximately $690 million. Upon closing, TreeHouse will have more than 50 manufacturing facilities and over 16,000 employees.

“Since our founding ten years ago, our strategy has been to drive shareholder value by consolidating supply of private label brands. We offer our customers value without compromise through economies of scale, quality products and superior customer service,” said Sam K. Reed, Chairman and Chief Executive Officer of TreeHouse Foods.

“The union of TreeHouse and ConAgra’s private brands business establishes an industry leader in customer brands and custom products with significant scale, scope and skill and enables us to extend our reach in the grocery store by over 10 shelf stable and refrigerated food categories. Importantly, the combination will also strengthen our ability to support our customers’ efforts to build their corporate brands and offer consumers the best combination of choice and value,” Mr. Reed continued.

The Boards of Directors of both companies have approved the transaction, which is subject to the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Competition Act (Canada) and other customary closing conditions.

FINANCIAL TERMS

The purchase price of $2.7 billion is expected to be funded by a combination of $1.8 billion in new debt issuance and approximately $1.0 billion in equity stock issuance. TreeHouse has entered into a committed financing arrangement with its lenders, comprised of a combination of Secured Term Loan A, Secured Term Loan B and Unsecured Bridge facilities. In conjunction with the committed financing, the Company will amend its existing $1.4 billion credit facility to allow for the acquisition and the associated debt incurrence. No additional changes in borrowing costs or other terms are anticipated.

Both the financing and the acquisition are expected to close in the first quarter of 2016. TreeHouse Foods expects to incur approximately $100 million in costs associated with transaction fees and issuance costs.

TreeHouse expects the transaction to be dilutive by $0.20-$0.35 in adjusted earnings per share in year one, to contribute $0.55-$0.70 in year two and to be accretive by $1.50-$1.65 in year three. Investments to deconsolidate and integrate the private brands business, combined with the financing costs for the transaction, will exceed contributions from the private brands business in year one. In years two and three, synergies will ramp up significantly, while costs to integrate the business will wind down. Synergies will largely be driven by procurement and supply chain optimization.

Morgan Stanley & Co. LLC and BofA Merrill Lynch are acting as financial advisors to TreeHouse Foods on the transaction and Winston & Strawn LLP is serving as legal counsel to the Company.

THIRD QUARTER PREVIEW

TreeHouse today also previewed its third quarter results and pre-announced sales of $799 million, which compares to sales of $796 million in the third quarter of 2014. The Company expects to report earnings per fully diluted share of $0.64-$0.65 compared to $0.47 per fully diluted share reported for the third quarter of last year.

On an adjusted basis, earnings per share in the third quarter are expected to total $0.85-$0.86 compared to $0.89 in the prior year. Positive tax adjustments are expected to contribute approximately $0.05 of earnings in the quarter.

Additionally, the Company reaffirmed its guidance for the full year 2015 of $3.00-$3.15 in adjusted earnings per share. Further detail on the third quarter results will be provided as scheduled on Thursday, November 5, 2015.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s acquisition of ConAgra’s private brands business will be held at 9:00 a.m. EST today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified by management that affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with items such as acquisition, integration and related costs, or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. Adjusted EBITDA represents adjusted net income before interest expense, income tax expense, depreciation and amortization expense, and non-cash stock based compensation expense. Adjusted EBITDA is a performance measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

ABOUT TREEHOUSE FOODS

TreeHouse Foods is a consumer packaged food and beverage manufacturer with 24 manufacturing facilities across the United States and Canada that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture a variety of shelf stable, refrigerated and fresh products, including pickles, soups, snacks, salad dressings, sauces, dry dinners, hot cereals, single serve hot beverages and beverage enhancers. We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

ABOUT CONAGRA FOODS

ConAgra Foods, Inc., (NYSE:CAG) is one of North America’s largest packaged food companies with branded and private label food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Marie Callender’s®, Healthy Choice®, Slim Jim®, Hebrew National®, Orville Redenbacher’s®, Peter Pan®, Reddi-wip®, PAM®, Snack Pack®, Banquet®, Chef Boyardee®, Egg Beaters®, Hunt’s® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products as well as other vegetable, spice, and bakery products to commercial and foodservice customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with easy dinner recipes and more. For more information, please visit us at www.conagrafoods.com.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2014, and other filings with the SEC, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

CONTACT:	Investor Relations, 708.483.1331
Media Relations, 805.698.5060